Exhibit 99.1

For: J. Crew Group Contact: James Scully Chief Financial Officer (212) 209-8040 Allison Malkin Integrated Corporate Relations (203) 682-8225

FOR IMMEDIATE RELEASE

J. Crew Group, Inc. Announces Pricing of its Initial Public Offering

NEW YORK (June 27, 2006) — J. Crew Group, Inc. (the “Company”) today announced the pricing of its initial public offering of 18,800,000 shares of common stock, at a price of $20.00 per share. The shares will be listed on the New York Stock Exchange and will trade under the symbol “JCG” beginning June 28, 2006. The 18,800,000 shares will be sold by the Company. The underwriters have an option to purchase up to an additional 2,820,000 shares from the Company at the initial public offering price less the underwriting discount, to cover over-allotments.

The Company expects to receive net proceeds of approximately $351.6 million from the offering and intends to use the net proceeds, along with $73.5 million in additional proceeds from the private sale of common stock to the Company’s largest shareholder, private equity firm Texas Pacific Group, and cash on hand of $8.4 million to redeem the Company’s preferred stock. If the underwriters exercise their option to purchase additional shares, the Company intends to use the additional net proceeds of approximately $49.0 million to pay down borrowings under its term loan. Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. have acted as joint book-running managers for the offering.

The offering will be made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering, when available, may be obtained by contacting:

Goldman, Sachs & Co.

Attention: Prospectus Department

85 Broad Street

New York, New York 10004

Telephone: (212) 902-1171

Bear, Stearns & Co. Inc.

Attention: Prospectus Department

383 Madison Avenue

New York, New York 10179

Telephone: (631) 254-7129

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

J.Crew Group, Inc. is a fully integrated multi-channel specialty retailer of women’s and men’s apparel and accessories. J.Crew products are distributed through the Company’s 166 retail and 49 factory stores, the J.Crew catalog, and the Company’s Internet website at www.jcrew.com.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.